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                                                                    Exhibit 12.1


                      Platinum Underwriters Holdings, Ltd.

                       Ratio of Earnings to Fixed Charges


                                                                    Period from
                                                                   April 19,2002
                                                     Year Ended         to
                                                     December 31,   December 31,
                                                        2003           2002
                                                     -----------   -------------
Earnings:
  Earnings before income taxes                         193,698        11,093
  Add fixed charges                                      9,492         1,444
                                                       -------        ------
    Total                                              203,190        12,537
                                                       -------        ------

Fixed charges:
  Interest expense                                      7,563          1,261
  Amortized expenses related to indebtedness            1,929            183
                                                      -------         ------
    Total fixed charges                                 9,492          1,444
                                                      -------         ------
Ratio of earnings to fixed charges                       21.4            8.7